Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 4 DATED APRIL 6, 2022
TO THE PROSPECTUS DATED APRIL 23, 2021

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2021, as supplemented by Supplement No. 1 dated February 8, 2022, Supplement No. 2 dated March 8, 2022, and Supplement No. 3 dated March 11, 2022. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of March 2022; and
•the limit on redemptions pursuant to our share redemption plan for the second quarter of 2022.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of March 2022. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
March 1, 2022	$16.79	$16.89	$16.83	$16.92	$16.84	$16.78	$16.84
March 2, 2022	$16.82	$16.92	$16.86	$16.95	$16.87	$16.80	$16.88
March 3, 2022	$16.84	$16.94	$16.88	$16.97	$16.89	$16.82	$16.89
March 4, 2022	$16.85	$16.95	$16.89	$16.98	$16.90	$16.84	$16.91
March 7, 2022	$16.85	$16.94	$16.88	$16.97	$16.89	$16.82	$16.90
March 8, 2022	$16.85	$16.94	$16.88	$16.98	$16.89	$16.83	$16.90
March 9, 2022	$16.87	$16.96	$16.91	$17.00	$16.91	$16.85	$16.92
March 10, 2022	$16.88	$16.97	$16.92	$17.01	$16.92	$16.86	$16.93
March 11, 2022	$16.87	$16.97	$16.91	$17.00	$16.91	$16.85	$16.92
March 14, 2022	$16.88	$16.97	$16.91	$17.00	$16.92	$16.86	$16.93
March 15, 2022	$16.89	$16.98	$16.92	$17.02	$16.93	$16.87	$16.94
March 16, 2022	$16.91	$17.00	$16.94	$17.03	$16.95	$16.89	$16.96
March 17, 2022	$16.92	$17.02	$16.96	$17.06	$16.97	$16.91	$16.98
March 18, 2022	$16.94	$17.03	$16.97	$17.07	$16.98	$16.92	$16.99
March 21, 2022	$16.95	$17.04	$16.98	$17.08	$16.99	$16.93	$17.00
March 22, 2022	$16.96	$17.05	$16.99	$17.09	$17.00	$16.94	$17.01
March 23, 2022	$16.95	$17.04	$16.98	$17.08	$16.99	$16.93	$17.00
March 24, 2022	$16.96	$17.06	$17.00	$17.10	$17.01	$16.95	$17.02
March 25, 2022	$17.27	$17.37	$17.31	$17.41	$17.32	$17.26	$17.33
March 28, 2022	$17.32	$17.41	$17.35	$17.45	$17.35	$17.30	$17.37
March 29, 2022	$17.37	$17.47	$17.41	$17.51	$17.41	$17.35	$17.43
March 30, 2022	$17.37	$17.47	$17.41	$17.51	$17.41	$17.36	$17.43
March 31, 2022	$17.37	$17.47	$17.40	$17.50	$17.40	$17.35	$17.43

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Share Redemption Plan Limit

For the quarter ended June 30, 2022, the limit for redemptions pursuant to our share redemption plan is $33,531,953.